     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1998
                                                          REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           ------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           ------------------------
                          ONYX PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

       DELAWARE                               2836                                94-3154463
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer Identification
 incorporation or organization)       Classification Code Number)                    Number)


                              3031 RESEARCH DRIVE
                             RICHMOND, CALIFORNIA
                                (510) 222-9700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ------------------------

                              HOLLINGS C. RENTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ONYX PHARMACEUTICALS, INC.
                              3031 RESEARCH DRIVE
                              RICHMOND, CA  94806
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

                             ROBERT L. JONES, ESQ.
                              COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                          PALO ALTO, CALIFORNIA 94306
                                (415) 843-5000

                           ------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                           ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
    TITLE OF SECURITIES          AMOUNT TO BE         PROPOSED MAXIMUM         PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
      TO BE REGISTERED            REGISTERED     OFFERING PRICE PER SHARE (1)       OFFERING PRICE (1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value      1,684,209               $7.5625                    $12,736,831               $3,758
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sales prices on the Nasdaq National Market on April 1, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       2.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         SUBJECT TO COMPLETION DATED APRIL 2, 1998


PROSPECTUS

                               1,684,209 SHARES

                          ONYX PHARMACEUTICALS, INC.

                                 COMMON STOCK

                              -------------------


     This Prospectus relates to 1,684,209 shares of Common Stock, $.001 par value (the "Common Stock") which are being offered and sold by certain stockholders (the "Selling Shareholders") of ONYX Pharmaceuticals, Inc. (the "Company" or "Onyx"). The Selling Shareholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "ONXX." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on April 1, 1998 was $7.50 per share.

                              -------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 3.

                              -------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $45,000. The aggregate proceeds to the Selling Shareholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. See "Plan of Distribution."

     The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

     April __, 1998

                                       1.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

     A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, the Commission, at 450 Fifth Street, N.W., Washington, D.C., 20549, upon payment of the prescribed fees.

     The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (ii) The Company's Current Report on Form 8-K filed with the Commission on January 26, 1998; and

     (iii) The Description of Capital Stock contained in the Company's Form SB-2 Registration Statement filed with the Commission on April 1, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to ONYX Pharmaceuticals, Inc., Attention: Treasurer, 3031 Research Drive, Richmond, CA 94806, telephone (510) 222-9700.

                                       2.

                                   THE COMPANY

     The Company was incorporated in California in 1992 and reincorporated in Delaware in 1996. The Company's executive offices are located at 3031 Research Drive, Richmond, California 94806, and its telephone number is
(510) 222-9700.

     If the Company splits or combines the outstanding shares of Common Stock or declares a dividend of shares of Common Stock on the outstanding shares of Common Stock, the shares of Common Stock registered under this Registration Statement shall be adjusted accordingly.

                                 RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH BELOW. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF THE COMMON STOCK OFFERED HEREBY.

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT

     Onyx is at an early stage of development and must be evaluated in light of the uncertainties present in an early stage biotechnology company. Since its inception in 1992, the Company has devoted substantially all of its resources to the research and development of potential products and no revenue has been generated from product sales. If any products result from the Company's research and development programs, they are not expected to be commercially available for a number of years even if they are successfully developed and proven to be safe and effective. There can be no assurance that any of the Company's product development efforts will be successfully completed, that any of the Company's products will be proven to be safe and effective, that regulatory approvals will be obtained at all or be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at reasonable cost or that any products, if introduced, will achieve market acceptance.

TECHNOLOGICAL UNCERTAINTY

     Drug discovery methods based upon the genetic basis of cancer are relatively new, and there can be no assurance that the Company will be able to employ these methods of drug discovery successfully or that these methods will lead to the discovery of commercially viable pharmaceutical products. Only one of the Company's compounds, the Company's lead product, ONYX-015, a therapeutic virus ("ONYX-015"), has entered human clinical trials, and there can be no assurance that any of the Company's other current or future research and development programs will lead to additional compounds which will be submitted for clinical testing or advance to human clinical trials. Although the Company has demonstrated the safety of ONYX-O15 in human clinical trials, the Company has not demonstrated the efficacy of any of the Company's compounds, including ONYX-O15, in human clinical trials. The effect of the human immune response on the ONYX-015 therapeutic virus cannot be predicted and could cause significant delays in the development process. The Company's ras and Cell Cycle Programs are also in the early stages of research and development, and the Company does not expect that its collaborative partners will commence clinical trials prior to the year 2000. The Company currently does not expect that clinical trials of any potential products arising from its BRCA1 or APC Programs will commence for at least several years. Even if the Company's potential products are found to be safe or efficacious, or otherwise to have utility, they will require significant additional research and development efforts, preclinical and clinical testing, regulatory approvals, and additional investment prior to their commercialization, and there can be no assurance that any of these efforts will be successful.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company or its collaborative partners must demonstrate through preclinical testing and clinical trials that the product is safe and effective for use in each target indication. The results from preclinical testing and early clinical trials may not be predictive of results that will be obtained in later clinical trials and large-scale testing, and there can be no assurance that clinical trials of products identified by or developed in collaboration with the Company will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable

                                       3.

products. Clinical trials may require the enrollment of large numbers of patients and suitable patients may be difficult to identify and recruit. A number of companies in the pharmaceutical industry have suffered significant setbacks in every stage of clinical trials, even in advanced clinical trials after promising results in earlier trials. Any delays in, or termination of, the clinical trial efforts of the Company or its collaborative partners would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES REGARDING CLINICAL TRIALS OF ONYX-015

     The Company is currently engaged in three self-funded Phase II clinical trials of ONYX-015 for the treatment of head and neck cancer. The ability of the Company to obtain a corporate partner for the p53 program and to continue to develop ONYX-015 as a potential product will depend materially on the results of these trials. The Company expects to present the results of the first trial in the second quarter of 1998 and the results of the other trials later in the year. There is no assurance that such results will be positive or, even if they are positive, that they will be sufficiently strong to support the Company's corporate partnering or product development objectives. In this regard, while the Phase I trials of ONYX-015 demonstrated a very favorable safety profile and, in many patients, tumor necrosis, the observation of viral replication was less pronounced than was the case in animal studies. If the Phase II clinical trial results do not support the commencement of a Phase III pivotal trial, the Company would be required to conduct additional Phase I and Phase II clinical trials to determine an appropriate indication and treatment regimen for ONYX-015, if it were to continue development of such product.

NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

     The Company is highly dependent on its corporate officers and other principal members of its scientific and management staff, the loss of any of whose services might significantly delay or prevent the achievement of the Company's research, development or business objectives. In addition, the Company relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in formulating its research and development strategy. None of the Company's consultants and advisors are employees of the Company and all have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. In order to pursue its product development plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation and manufacturing. These requirements are also expected to demand additional management personnel and the development of additional expertise by existing management personnel. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so would have a material adverse effect on the Company, including its ability to enter into additional collaborative arrangements.

DEPENDENCE ON COLLABORATIVE AGREEMENTS

     The Company's strategy for the development, clinical trials, manufacturing and commercialization of its products includes maintaining and entering into various collaborations with corporate partners, licensors, licensees and others. To date, the Company has entered into collaborative arrangements with Bayer Corporation with respect to the Company's ras Program, Warner-Lambert Company with respect to the Company's Cell Cycle Program and the Company's Inflammation Program, and Eli Lilly & Company with respect to the Company's BRCA1 Program. The Company is currently seeking a collaborative partner for its p53 program, including the development and commercialization of ONYX-015. There can be no assurance that the Company will be able to maintain existing collaborative agreements, negotiate collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful. To the extent that the Company is not able to maintain or establish such arrangements, the Company would be required to undertake such activities at its own expense, which would significantly increase the Company's capital requirements and limit the programs the Company is able to pursue. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative agreements.
                                       4.

     The Company cannot control the amount and timing of resources which its collaborative partners devote to the Company's programs or potential products, which can vary because of factors unrelated to the potential product. These relationships may in some cases be terminated at the discretion of the Company's collaborative partners with only limited notice to the Company and for reasons outside the Company's control. If any of the Company's collaborative partners breach or terminate their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs will be delayed, and the Company will be required to devote additional resources to product development and commercialization or terminate certain development programs. There also can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates or could require or result in litigation or arbitration, which would be time consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the Company's collaborative partners may develop, either alone or with others, products that compete with the development and marketing of the Company's products. Competing products, either developed by the collaborative partners or to which the collaborative partners have rights, may result in their withdrawal of support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF FUTURE PROFITABILITY; ACCUMULATED DEFICIT

     The Company has generated no revenues from product sales and has experienced significant operating losses since inception. As of December 31, 1997, the Company had an accumulated deficit of approximately $45.6 million. The Company expects to incur significant and increasing operating losses over at least the next several years as the Company's research and development efforts and preclinical testing and clinical trial activities expand. The Company does not expect to generate revenues from the sale of its potential products, if any, for the foreseeable future. The Company's ability to achieve profitability depends in part upon its ability, alone or with others, to complete development of its potential products, to obtain required regulatory approvals and to successfully manufacture and market such potential products. The Company expects its operating expenses and operating losses to increase in 1998 and beyond. There can be no assurance that Onyx, or its collaborative partners, will successfully develop, manufacture, commercialize and market any potential product, or that the Company will ever achieve product revenues or profitability.

NEED FOR FUTURE FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

     The development of the Company's technology and proposed products will require a commitment of substantial funds to conduct the costly and time-consuming research and preclinical testing and clinical trials necessary to develop such technology and proposed products, and to establish relationships with collaborative partners to bring any such products to market. The Company's future capital requirements will depend upon a number of factors, including continued scientific progress in the research and development of the Company's technology programs, the size and complexity of these programs, the ability of the Company to establish and maintain collaborative arrangements, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments and product commercialization activities.

     The Company believes that its existing capital resources and interest thereon, and anticipated revenues from existing collaborations will be sufficient to fund its current and planned operations through 1999. There can be no assurance, however, that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time, and in any event, the Company will need to raise substantial additional capital to fund its operations in future periods. The Company intends to seek such additional funding through collaborative arrangements, public or private equity or debt financings, capital lease transactions or other financing sources that may be available. However, there can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or

                                       5.

development programs or to obtain funds through collaborative arrangements with others that are on unfavorable terms or that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop itself.

INTENSE COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

     Onyx is engaged in a rapidly changing and highly competitive field. Other products and therapies that will compete directly with the products that the Company is seeking to develop and market currently exist or are being developed. Many other companies are actively seeking to develop products that have disease targets similar to those being pursued by the Company. Some of these competitive products are in clinical trials. There can be no assurance that the Company's competitors will not succeed in developing cancer-specific therapies that are more effective than any that are being developed or may be developed by the Company, or that would render the Company's technologies obsolete and noncompetitive. Moreover, there are currently commercially available products for the treatment of certain disease targets being pursued by the Company.

     Competition from fully integrated pharmaceutical companies and more established biotechnology companies is intense and is expected to increase. Substantially all of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals, and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well-funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing that compete with the Company's programs. These companies and institutions also compete with the Company in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, Onyx will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There is no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company.

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS; DEPENDENCE UPON TRADE SECRETS

     The Company believes that patent and trade secret protection is crucial to its business and that its future will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others, both in the United States and other countries. In October 1997, the Company was awarded a United States patent, No. 5,677,178 from the United States Patent and Trademark Office for claims covering the use of ONYX-015 for the treatment of p53-deficient cancers. Additionally, the Company has received two notices of allowance for two United States patent applications, the first of which claims certain adenoviral mutants that kill Rb- tumor cells and another that claims compositions of matter that consist of ONYX-015 and a chemotherapeutic. As of March 5, 1998, the Company owned or had licensed rights to 19 United States patents and 42 United States patent applications, and generally, foreign counterparts of these filings. These patents and patent applications cover in most cases discoveries made with respect to biological materials and interactions of biological materials, including research tools used by the Company in its drug discovery programs. The Company's rights under five of the United States patents and nine of the United States patent applications are nonexclusive rights held under a license from Chiron Corporation that was granted to the Company in connection with its formation. Additionally, the Company has exclusive rights to one patent application under the Chiron license. The Company also has nonexclusive rights under one United States patent held under license from the State University of New York-Stony Brook.

     The Company's existing patent rights may not have a deterrent effect on competitors who are conducting or desiring to commence competitive research programs with respect to the biological targets or fields of inquiry being pursued by the Company. The Company's ultimate patent position will depend on the success of its drug discovery program and its ability to obtain effective patent coverage for the compositions of matter identified in such drug discovery programs. Because the Company's drug discovery programs are at an early stage and, except in the p53

                                       6.

Program, potential products have not yet been identified, it cannot be determined whether potential products that may be derived from the Company's drug discovery program may be subject to the patent rights of third parties.

     Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability, cannot be predicted.
To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents. There can be no assurance that any of the Company's patents or patent applications, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company against competitors with similar technology. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of the Company's products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

     The Company is aware of pending patent applications that have been filed by others that may pertain to certain aspects of the Company's programs. If patents are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its products may have a material adverse effect on the company's business, financial condition and results of operations. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the company to seek licenses of the disputed rights from third parties or to cease using such technology if such licenses are not available, and could have a material adverse effect on the Company's business, financial condition and results of operations.

     In respect of the foregoing, the Company is aware of a patent application filed in the United States, Europe, Japan and Canada by General Hospital Corporation, an affiliate of Massachusetts General Hospital. This patent application is related to research involving a modified herpes simplex virus but it also includes broader claims that, if they were to issue, would cover the p53 Program including ONYX-015. The Company believes, and has received an opinion from outside counsel to the effect, that claims made in the General Hospital patent application that may infringe on ONYX-015 and the p53 Program are not patentable. However, there can be no assurance that broad claims applicable to ONYX-015 or the p53 Program will not issue from the General Hospital patent application in one or more countries, that the Company would be successful in challenging any such claims, or that a license would be available under any such patent if it were to issue.

     In June 1997, ICT Pharmaceuticals, Inc. ("ICT") notified the Company of two issued United States Patents, Nos. 4,980,281 and 5,266,464 that ICT believes cover the use of a cell for the screening, testing or pharmacological characterization of new drugs or other substances. Foreign counterparts of the United States Patents are pending. ICT has offered the Company a license to the patents. The Company has not determined whether to negotiate a license. In any event, the Company does not believe that these patents will have a material adverse effect on the Company's business, assets, liabilities, financial condition, operations or prospects.

     The Company has identified two issued United States Patents, Nos. 5,499,755 and 5,645,999 that cover recombinant cyclin E compositions, or methods of using the same to identify possible drug candidates, respectively. Foreign counterparts of the United States Patents are pending. Mitotix Corporation ("Mitotix") either owns, or has licensed the rights to the two patents. The Company may seek a license under the patents from Mitotix. If such

                                       7.

license is not available at commercially reasonable terms, or at all, then the Company would be required to develop assays that are not covered by the patents. In any event, the Company does not believe that these patents will have a material adverse effect on the Company's business, assets, liabilities, financial condition, operations or prospects.

     The Company has also identified an additional issued United States Patent, No. 5,691,147, that covers an assay for screening test compounds for an inhibitor of an interaction of a cyclin-dependant kinase with a cyclin-dependent kinase 4 binding protein. Mitotix either owns or has licensed the rights to the patent. A foreign counterpart of the United States Patent is pending. The Company may seek a license under the patent from Mitotix. If such license is not available on commercially reasonable terms, or at all, then the Company would be required to develop assays that are not covered by the patent.

     The Company has further identified three issued United States Patents, Nos. 5,441,880, 5,695,950 and 5,443,962 that cover assays and compositions for identifying inhibitors of CDC25, respectively. Foreign counterparts of the United States Patents are pending. Mitotix either owns, or has licensed the rights to these patents. The Company has approached Mitotix for a license and the request was denied. Consequently, should the Company wish to use the methods and compositions covered in these patents to identify inhibitors of CDC25, it will have to do so abroad, while the foreign applications are still pending and before they are granted. Alternatively, the Company may be required to develop methods and compositions that are not covered by these patents if it wishes to identify inhibitors of CDC25.

     The Company and its licensors also rely on trade secrets to protect their technology, especially where patent protection is not believed to be appropriate or obtainable. However, trade secrets are difficult to protect. The Company protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants, collaborative partners and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that Onyx or its consultants, or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions.

SIGNIFICANT GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS

     The Company's ongoing research and development activities and, if any product is successfully developed and obtains regulatory approval, the production and marketing of the Company's products are subject to extensive regulation by numerous government authorities in the United States and other countries. Prior to marketing in the United States, any product developed by the Company must undergo rigorous preclinical testing and clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration (the "FDA") under the Food, Drug and Cosmetic Act and the United States Public Health Service Act. Satisfaction of such regulatory requirements, which includes demonstrating that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Because certain of the products that may result from the Company's research and development programs involve the application of new technologies and will be based on new therapeutic approaches, such products may be subject to substantial additional review by various governmental regulatory authorities and as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies. There can be no assurance that FDA and other regulatory approvals will be obtained in a timely manner, or at all. Any delay in obtaining, or the failure to obtain, such approvals would adversely affect the Company's ability to generate product or royalty revenues. Preclinical studies to demonstrate product safety must be conducted in conformance with the FDA's Good Laboratory Practice regulations. Clinical testing must meet requirements for institutional review board oversight and informed consent, as well as FDA prior review, oversight and Good Clinical Practice requirements. The Company or the FDA may suspend clinical trials at any time if it believes that the subjects participating in such trials are being exposed to unacceptable health risks. Even if FDA and other regulatory approvals are obtained, the marketing and manufacturing of products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may be promulgated that could delay regulatory approval of the Company's or a corporate partner's potential products. The Company cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action.

                                       8.

     Accordingly, no assurance can be given that the Company will ever receive approval from the FDA or foreign regulatory authorities for any of its products and the failure to receive such approval, or significant delays in obtaining such approval, could prevent the commercial development of such products and would have a material adverse effect on the Company.

LACK OF MANUFACTURING EXPERIENCE

     The Company's collaborative partners generally have the exclusive right to manufacture products resulting from the collaborations, and the Company expects to have similar manufacturing arrangements in its other collaborations. The Company currently does not have the facilities to manufacture products for small or large-scale clinical trials or in commercial quantities, and has no experience in such manufacturing. The Company is dependent on third parties, including its collaborative partners, for the manufacturing of its products. There can be no assurance that such parties will be able to meet the Company's needs either with respect to timing, quantity or quality. If the Company is unable to obtain or retain third-party manufacturing on acceptable terms, it may be delayed in its ability to commercialize products. The Company's dependence upon third parties, including its collaborative partners, for the manufacturing of products may adversely affect the Company's profit margins and its ability to develop, deliver and sell products on a timely and competitive basis. In the event the Company undertakes to establish its own commercial manufacturing capabilities, it will require substantial additional funds, manufacturing facilities, equipment and personnel.

UNCERTAINTY OF MARKET ACCEPTANCE

     Even if the requisite regulatory approvals are obtained for the Company's potential products or for products developed in collaboration with the Company, uncertainty exists as to whether such products will be accepted by the market. A number of additional factors also may limit the market acceptance of products which may be developed by or discovered through collaboration with the Company, including the rate of adoption by health care practitioners, the indications for which the product is approved, the rate of the products' acceptance by the target population, the timing of market entry relative to competitive products, the availability of alternative therapies, the price of the Company's product relative to alternative therapies, the availability of third-party reimbursement and the extent of marketing efforts by the Company and third-party distributors or agents retained by the Company. Side effects or unfavorable publicity concerning the Company's products or any similar product could have an adverse effect on the Company's ability to obtain physician, patient or third-party payor acceptance and on efforts to sell the Company's products. There can be no assurance of the Company's ability, or the length of time required, to achieve commercialization of the Company's products or that physicians, patients or third-party payors will accept any of the Company's products as readily as alternative therapies or at all.

LACK OF MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

     The Company currently has no sales, marketing or distribution capability. The Company intends to rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market its products. In the event that the Company is unable to reach agreement with one or more pharmaceutical companies to market its products, it may be required to market its products directly and to develop a marketing and sales force with technical expertise and supporting distribution capability. There can be no assurance that the Company will be able to establish in-house sales and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products. To the extent that the Company enters into co-promotion or other licensing arrangements, the Company must develop its own sales, marketing or distribution capability, and there can be no assurance that such efforts will be successful.

RISK OF PRODUCT LIABILITY; UNCERTAINTY OF AVAILABILITY OF INSURANCE

     The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company has obtained clinical trial liability insurance but there can be no assurance that it will be able to maintain such insurance for any of its clinical trials. In addition, there can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

                                       9.

UNCERTAINTY RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

     In both domestic and foreign markets, sales of the Company's proposed products will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. In addition, other third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's potential products or products discovered in collaboration with the Company will be considered cost-effective or that adequate third-party reimbursement will be available to enable Onyx to maintain price levels sufficient to realize an appropriate return on its investment in product research, discovery and development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH HAZARDOUS MATERIALS

     The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

VOLATILITY OF COMMON STOCK PRICE

     The market prices for securities of pharmaceutical and biotechnology companies, including Onyx, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, factors such as fluctuations in the Company's operating results, future sales of Common Stock, announcements of technological innovations or new therapeutic products by the Company or its competitors, announcements of collaborative partners, clinical trial results, government regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by the Company or others, comments made, including changes in recommendations, by securities analysts, and general market conditions can have a significant adverse effect on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a significant adverse impact on such market price.

CONTROL BY EXISTING STOCKHOLDERS

     Executive officers and directors of the Company and other holders of 5% or more of the capital stock of the Company, together with entities affiliated with them, beneficially own approximately 45% of the Common Stock of the Company. Bayer Corporation has the right to have its nominee elected to the Company's Board of Directors until the later of (i) the end of the research term or (ii) if the parties have a Collaboration Compound (as defined in the collaboration agreements) in clinical development, until such time as the parties do not have a Collaboration Compound in clinical development. In addition, International Biotechnology Trust plc has the right to have its nominee elected to the Company's Board of Directors as long as it continues to own more than 66 2/3% of the Common Stock purchased by it from the Company on January 12, 1998. Because of such ownership and voting arrangements, these officers, directors and stockholders may be able to effectively control the election of all members of the Board of Directors and to determine all corporate actions.

                                       10.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. The staggered Board of Directors and certain other provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's common stock.

ADDITIONAL FINANCINGS

     Future sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of Common Stock. Such sales might also impair the Company's ability to raise additional funds through equity financing. In such event, to the extent that funds generated from operations, together with the Company's existing capital resources, are insufficient to meet the Company's capital requirements, the Company will be required to rely on alternative sources of funding, including debt financing, corporate partnering arrangements and capital lease transactions. No assurance can be given that additional financing will be available or, if available, will be available on acceptable terms.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders in the offering.

                                       11.

                             SELLING SHAREHOLDERS

     The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned beneficially by each of them as of March 18, 1998 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Shareholders. The Selling Shareholders may offer all, some or none of their Common Stock.

                                                                                                         SHARES BENEFICIALLY
                                                       SHARES BENEFICIALLY              NUMBER OF              OWNED
                                                    OWNED PRIOR TO OFFERING(1)           SHARES          AFTER OFFERING(1)(2)
         NAME                                  NUMBER OF SHARES      PERCENT(3)       BEING OFFERED      NUMBER      PERCENT(3)
         ----                                  ----------------      ----------       -------------      ------      ----------
International Biotechnology
Trust, plc ..............................              1,122,807        9.97%            1,122,807         0            *
Lombard Odier & Cie......................                561,402        4.98%              561,402         0            *
                                                                                         ---------
                                                                                         1,684,209

----------------------
 *   Less than 1%

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2)  Assumes the sale of all shares offered hereby.

(3) Applicable percentage of ownership is based on 11,262,569 shares of Common Stock outstanding on March 18, 1998.

                                       12.

                             PLAN OF DISTRIBUTION

     The shares of Common Stock offered by the Selling Shareholders may be sold from time to time to purchasers directly by any of the Selling Shareholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the Selling Shareholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of Common Stock pursuant to the Registration Statement of which this Prospectus is a part, the Selling Shareholders may sell such Common Stock in compliance with Rule 144 promulgated under the Act.

     The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the Common Stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Pursuant to the Stock Purchase Agreement dated January 12, 1998, and the Stock Transfer Agreement dated January 12, 1998, the Company has agreed to register the Selling Shareholders' Common Stock under applicable federal and state securities laws under certain circumstances and at certain times. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $45,000. The above-referenced agreements provide for cross-indemnification of the Selling Shareholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.


                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                       13.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                          ----------------------------

                               TABLE OF CONTENTS

                                                             Page
Available Information......................................     2
Incorporation of Certain
   Documents by Reference..................................     2
The Company................................................     3
Risk Factors...............................................     3
Use of Proceeds............................................    11
Selling Shareholders.......................................    12
Plan of Distribution.......................................    13
Legal Matters..............................................    13
Experts....................................................    13


                          ----------------------------

                                       14.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by ONYX Pharmaceuticals, Inc. (the "Registrant") in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

      Registration fee................................       $   3,758
      Printing and engraving expenses.................           2,000
      Legal fees and expenses.........................          10,000
      Accounting fees and expenses....................           3,000
      Nasdaq fee......................................          17,500
      Miscellaneous...................................           8,742
                                                             ---------
            Total.....................................       $  45,000
                                                             ---------
                                                             ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware Law.

     The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 16.       EXHIBITS

     (a)  Exhibits.

     EXHIBIT
     NUMBER         DESCRIPTION OF DOCUMENT
     ------         -----------------------
     4.6+      Stock Purchase Agreement, dated January 12, 1998, among the
               Registrant, International Biotechnology Trust plc, and Lombard
               Odier & Cie.
     4.7       Stock Transfer Agreement dated January 12, 1998, among the
               Registrant, Chiron Corporation and Lombard Odier & Cie.
     5.1       Opinion of Cooley Godward LLP.
    23.1       Consent of Ernst & Young LLP, Independent Auditors.  Reference
               is made to page II-6.
    23.2       Consent of Cooley Godward LLP.  Reference is made
               to Exhibit 5.1.
    24.1       Power of Attorney.  Reference is made to page II-4.

+Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 26, 1998 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     (a)  Rule 415 Offering

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (b)  Acceleration of Effectiveness

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     (c)  Registration Statement Permitted by Rule 430A

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, County of Contra Costa, State of California, on March 30, 1998.

                                   ONYX PHARMACEUTICALS, INC.



                                   By:   /s/ Hollings C. Renton
                                      ----------------------------------------
                                      Hollings C. Renton
                                      President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hollings C. Renton and Douglas L. Blankenship and each or any one of them, as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  SIGNATURE                  TITLE                                 DATE

/s/ Hollings C. Renton      President, Chief Executive             March 30, 1998
--------------------------  Officer and Director (PRINCIPAL
 Hollings C. Renton         EXECUTIVE OFFICER)




/s/ Douglas L. Blankenship  Treasurer (PRINCIPAL FINANCIAL         March 30, 1998
--------------------------  AND ACCOUNTING OFFICER)
 Douglas L. Blankenship


/s/ Michael J. Berendt      Director                               March 31, 1998
-------------------------
 Michael J. Berendt


/s/ Samuel D. Colella       Director                               March 30, 1998
--------------------------
 Samuel D. Colella


                                      II-4

/s/ Paul Goddard            Director                               March 30, 1998
-------------------------
 Paul Goddard


/s/ Kathleen LaPorte        Director                               March 30, 1998
-------------------------
 Kathleen LaPorte


/s/ Edward E. Penhoet       Director                               March 30, 1998
-------------------------
 Edward E. Penhoet


/s/ Ralph H. Thurman        Director                               March 30, 1998
-------------------------
 Ralph H. Thurman


/s/ Nicole Vitullo          Director                               March 30, 1998
-------------------------
 Nicole Vitullo


/s/ Wendell Wierenga        Director                               March 30, 1998
-------------------------
 Wendell Wierenga


                                                                  EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our Firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ONYX Pharmaceuticals, Inc. for the registration of 1,684,209 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 1998, with respect to the financial statements of ONYX Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                             Ernst & Young LLP


Palo Alto, California
March 30, 1998

                               INDEX TO EXHIBITS

          SEQUENTIALLY
EXHIBIT   NUMBERED
NUMBER    DESCRIPTION OF DOCUMENT                                                        PAGE NUMBER
------    -----------------------                                                        -----------
4.6+      Stock Purchase Agreement, dated January 12, 1998, among the Registrant,
          International Biotechnology Trust plc and Lombard Odier & Cie

4.7       Stock Transfer Agreement, dated January 12, 1998, among the Registrant,
          Chiron Corporation and Lombard Odier & Cie

5.1       Opinion of Cooley Godward LLP

23.1 Consent of Ernst & Young LLP, Independent Auditors. Reference is made to page II-6

23.2      Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

24.1      Power of Attorney.  Reference is made to page II-4

+Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 26, 1998 and incorporated by reference herein.